Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our transactional net asset value (“Transactional Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares, by adjusting our GAAP Net Asset Value as of each relevant valuation date for the recognition of the distribution and servicing fee on a monthly basis as such fee is incurred. The tables that follow include the Transactional Net Asset Value of outstanding shares as of July 31, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,034,267)	$	1,027,649
Cash and cash equivalents		42,855
Other assets		23,488
Other liabilities		482,848
Transactional Net Asset Value	$	611,144
Number of outstanding shares		59,610,306

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of July 31, 2026 ($ in thousands, except shares and per share data):

Class	Monthly Transactional Net Asset Value	Number of outstanding shares	Transactional Net Asset Value per share as of July 31, 2026
Anchor I Shares	$188,582	18,389,822	$10.25
Anchor I-B Shares	$36,765	3,584,098	$10.26
Anchor II Shares	$214,894	21,009,455	$10.23
Anchor II-B Shares	$1	110	$10.26
Anchor III Shares	$103,414	10,061,591	$10.28
E Shares	$48,651	4,722,129	$10.30
Standard A Shares	$18,835	1,842,951	$10.22
Standard B Shares	$1	110	$10.26
V Shares	$1	40	$25.00

Total	$611,144	59,610,306

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles our Transactional Net Asset Value to GAAP Net Asset Value as of July 31, 2026 ($ in thousands):

As of July 31, 2026
GAAP Net Asset Value	$609,836
Adjustment:
Distribution and servicing fee(1)	1,308

Transactional Net Asset Value	$611,144

(1)

Adjustment applies to Anchor I-B Shares, Anchor II-B Shares, and Standard B Shares of PIMCO Asset-Based Lending Company LLC - Series II (“Series II”). For purposes of Transactional Net Asset Value, we recognize the distribution and servicing fee as a reduction to Transactional Net Asset Value on a monthly basis as such fee is incurred. For purposes of GAAP Net Asset Value, we accrue the cost of the distribution and servicing fee, as applicable, for the estimated remaining life of the Anchor I-B Shares, Anchor II-B Shares, and Standard B Shares of Series II as of the date of such Transactional Net Asset Value.